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                                                                    EXHIBIT 12.1


HERITAGE PROPANE PARTNERS, L.P.
RATIO OF EARNINGS TO FIXED CHARGES

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

                                                                                Two-Months   Ten-Months
                             Nine-Months Ended            Year Ended              Ended        Ended             Year Ended
                                   May 31,                August 31,            August 31,    June 30,           August 31,
                             -----------------         ----------------         ----------   ----------       -----------------
                              1999        1998         1998        1997           1996         1996           1995         1994
                              ----        ----         ----        ----           ----         ----           ----         ----
                                                                                           (Predecessor) (Predecessor)(Predecessor)
Fixed Charges
   Interest Expensed         11,950       10,975       14,829       12,187        1,983        10,913       12,201        8,761
   Amortization of Debt
      Costs                     349          331          447          401           62           182          208          208
   Interest Element of
      Rentals                   401          394          531          453           75           337          361          339
                             ------       ------       ------       ------       ------        ------       ------       ------
      Total                  12,700       11,700       15,807       13,041        2,120        11,432       12,770        9,308
                             ======       ======       ======       ======       ======        ======       ======       ======

Earnings

   Income from Continuing
      Operations             16,963       15,540        8,790        5,177       (4,087)        5,656          455          983

   Add -
      Distributions of
         Equity Investees       250         --            100          100         --            --           --           --
      Fixed Charges          12,700       11,700       15,807       13,041        2,120        11,432       12,770        9,308

   Less -
      Income from Equity
         Investees            1,185          857          707          487         (119)          662           37         --
                             ------       ------       ------       ------       ------        ------       ------       ------
      Total                  28,728       26,383       23,990       17,831       (1,848)       16,426       13,188       10,291
                             ======       ======       ======       ======       ======        ======       ======       ======

      Ratio                     2.3          2.3          1.5          1.4         (0.9)          1.4          1.0          1.1
                             ======       ======       ======       ======       ======        ======       ======       ======
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